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[Weil, Gotshal & Manges LLP Letterhead]

Exhibit 5.1

June 9, 2005

SEACOR Holdings Inc.
11200 Richmond Avenue, Suite 400
Houston, Texas 77082

Ladies and Gentlemen:

        We have acted as counsel to SEACOR Holdings Inc., a Delaware corporation (the "Company") in connection with the Company's filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to $250,000,000 aggregate principal amount of 2.875% Convertible Senior Debentures due December 15, 2024 (the "Debentures") issued under the Indenture, dated as of December 17, 2004 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee"), and the shares of common stock, $.01 par value, of the Company into which the Debentures are initially convertible (the "Conversion Shares").

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the certificate of incorporation and by-laws of the Company, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company, and upon representations and warranties contained in the Purchase Agreement between the Company and the initial purchaser of the Debentures. For all purposes of our opinions below, we have also assumed that the Trustee is validly existing and in good standing under all applicable laws, has the requisite power and authority to enter into and perform the Indenture, and has duly executed and delivered, and performed its obligations under, the Indenture and duly authenticated the Debentures.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (a) the Debentures constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (b) when issued upon conversion of the Debentures in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the name of our firm under the caption "Legal Matters" in the prospectus forming part thereof.

Very truly yours,
/s/ WEIL GOTSHAL & MANGES LLP

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  Exhibit 5.1